                                                                 Exhibit (d)(18)

                                 (MEMBERS LOGO)

                                CAPITAL ADVISORS

June 28, 2006

To: Board of Trustees of MEMBERS Mutual Funds

Re: Expense Reimbursement

Dear Trustees:

This letter is to confirm that MEMBERS Capital Advisors, Inc., the investment advisor for MEMBERS Mutual Funds, contractually agrees to reimburse each fund's expenses other than its management, 12b-1 and service fees (excluding taxes, interest and extraordinary items) that exceed the following amounts:

FUND                      CLASS A   CLASS B
----                      -------   -------
Conservative Allocation    0.70%     1.45%
Moderate Allocation        0.70%     1.45%
Aggressive Allocation      0.70%     1.45%

FUND                      CLASS Y
----                      -------
Cash Reserves              0.55%
Bond                       0.65%
High Income                0.75%
Balanced                    n/a
Large Cap Value            0.75%
Large Cap Growth           0.95%
Mid Cap Value              1.15%
Mid Cap Growth             0.95%
International Stock        1.35%

Any reimbursements made by MEMBERS Capital Advisors to a fund are subject to repayment by the fund within the subsequent three years, to the extent that the fund can make the repayment while remaining within the fee structure described above.

MEMBERS Capital Advisors further agrees to this reimbursement until the effective date of the MEMBERS Mutual Funds' post effective amendment scheduled to be filed in February 2007.

Sincerely,


/s/ David P. Marks
-----------------------------------------
David P. Marks
President, MEMBERS Capital Advisors, Inc.

                                                      5910 Mineral Point Rd.
                                                      Madison,WI 53705-4456
                                                      608.232.6111
                                                      memberscapitaladvisors.com